Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of SCANA Corporation on Form S-3 of our report dated February 10, 2000, appearing in the Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



s/Deloitte & Touche LLP
Columbia, South Carolina
November 14, 2000